UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

TICC Capital Corp.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously Paid:

	(2)	Form, schedule or registration statement No.:

	(3)	Filing party:

	(4)	Date filed:

INTRODUCTION

This supplement (the “Supplement”) supplements and amends the proxy statement dated September 3, 2015 (the “Proxy Statement”) related to the Special Meeting of Stockholders (the “Special Meeting”) of TICC Capital Corp. (“TICC” or the “Company”) to vote on, among other proposals, the approval of a new investment advisory agreement between TICC Management, LLC (the “Adviser”) and the Company and the election of six director nominees named in the Proxy Statement, both of which are subject to and will be effective upon the closing of the transaction (the “Transaction”) between the Adviser and an affiliate of Benefit Street Partners L.L.C. (“BSP”). Except as described below, the information provided in the Proxy Statement continues to apply. Capitalized terms used in this Supplement, but not otherwise defined herein, have the meanings ascribed to those terms in the Proxy Statement. To the extent information below differs from, updates or conflicts with the information contained in the Proxy Statement, the information below is the more current information and supersedes the information in the Proxy Statement. The Company urges you to carefully read the Supplement and the Proxy Statement in their entirety.

BACKGROUND

On October 7, 2015, NexPoint Advisers, L.P. (“NexPoint”) brought suit in the United States District Court for the District of Connecticut (the “Court”) against the Company, the Company’s Board of Directors (the “Board of Directors” or the “Board”) and the Company’s President. NexPoint’s complaint alleged that the defendants violated Section 14(a) of the Securities Exchange Act of 1934, breached the fiduciary duty of candor under Maryland law, and breached the Company’s Bylaws by failing to recognize NexPoint’s director nominees. NexPoint sought (i) a temporary restraining order prohibiting the Company from canceling or rescheduling its October 27, 2015 Special Meeting or altering the size or composition of the Board of Directors, and (ii) a preliminary injunction requiring the Company to issue additional disclosures and recognize NexPoint’s six director nominees. On October 8, 2015, the Court issued a temporary restraining order pending a hearing on NexPoint’s preliminary injunction motion, which was held on October 16, 2015.

On October 23, 2015, the Court denied NexPoint’s preliminary injunction motion insofar as it sought to require the Company to recognize NexPoint’s director nominees, and granted it in part with respect to certain of NexPoint’s disclosure claims. The Court ordered (the “Order”) the Company to correct certain statements made in prior proxy materials and provide certain additional disclosures. The Order set a schedule for the defendants to file a draft of corrective proxy materials with the Court, for NexPoint to state its agreement or any objections to those proposed disclosures, and for the Court to resolve any disputes and then set (a) a date by which defendants must file and mail to the Company’s stockholders the finalized corrective proxy materials, and (b) the earliest date on which the Company may hold the Special Meeting.

The full text of the Order appears in Annex A to this Supplement. On October 27, 2015, to comply with the Order, defendants filed the proposed corrective disclosures set forth below (the “Proposed Proxy Statement Supplement”) with the Court and applied to the Court for the ability to set the date of the Special Meeting during the week of November 16, 2015. Pursuant to the Order, NexPoint will have an opportunity to review the Proposed Proxy Statement Supplement, and the Court may order additional or different disclosures prior to the finalization of the Proposed Proxy Statement Supplement. After the Court has completed its review, the Company intends to file and mail to the Company’s stockholders a finalized Proxy Statement Supplement.

Additionally, as previously disclosed, the Company has postponed the October 27, 2015 meeting in accordance with the Order and will announce a date for a rescheduled meeting as soon as the Court permits.

PROPOSED PROXY STATEMENT SUPPLEMENT

This Proxy Statement Supplement is being issued to comply with an order (the “Order”) of the United States District Court for the District of Connecticut, which was issued after a hearing on a motion for preliminary injunction by NexPoint Advisers, L.P. (“NexPoint”). As required by the Order, the section of the Proxy Statement entitled “Significant Conflicts of Interests of Our Directors and Officers in the Transaction” is amended and supplemented as detailed below in order to specify the monetary benefit to be received by Messrs. Cohen, Royce and Rosenthal upon the closing of the transaction with BSP. The Court found that Item 22 of Schedule 14A requires such disclosure.

The first bullet in the section is amended and restated as follows:

Messrs. Cohen, Rosenthal and Royce, or their respective affiliates (collectively, the “Sellers”) own and/or control all of the issued and outstanding limited liability company membership interests of the Adviser and have entered into a purchase agreement with an affiliate of BSP (the “BSP Affiliate”) pursuant to which the BSP Affiliate will acquire control of the Adviser (the “Purchase Agreement”). Pursuant to the Purchase Agreement, if the New Advisory Agreement is approved by the Company’s stockholders and certain other conditions are satisfied, including the election of certain independent directors to fill vacancies on the Board of Directors to be created at the closing of the Transaction and the other conditions described in the Proxy Statement, the BSP Affiliate will acquire 100% of the membership interests in the Adviser and manage the Adviser. BSP will be the managing member of the BSP Affiliate.

Pursuant to the Purchase Agreement, at the closing of the Transaction, the Sellers will receive, in exchange for their ownership interests in the Adviser, (i) a 24.9% economic interest in the BSP Affiliate and (ii) the potential for a cash distribution of up to $10 million. The BSP Affiliate was solely formed to acquire the membership interests of the Adviser.  The Sellers will have no management role or responsibilities in the Company or the Adviser and no voting rights on any matters relating to the Company. The Sellers will have consent rights with respect to affiliate transactions, the incurrence of additional indebtedness at the BSP Affiliate and certain additional business activities of the BSP Affiliate.  After the closing of the Transaction, BSP will have the right, beginning on the second anniversary of the closing, to purchase the Sellers’ interests in the BSP Affiliate at fair market value.

The closing of the Transaction is contingent upon, among other things, the approval of the New Advisory Agreement by the Company’s stockholders and the election of independent directors to fill vacancies on the board to be created as of closing of the Transaction.

As required by the Order, the section of the Proxy Statement entitled “Board Consideration of the Approval of the New Advisory Agreement” is amended and supplemented as detailed below in order to further describe the Company’s interaction with NexPoint with respect to the Company’s Board’s evaluation of NexPoint’s proposal, clarify that the Special Committee did not engage with or negotiate with NexPoint and detail when the Special Committee hired its financial and legal advisers. The Court found that certain of the Company’s prior disclosures, specified below, incorrectly stated that the Special Committee engaged with NexPoint concerning its proposed transaction and incorrectly implied that the Special Committee was being advised by Wachtell Lipton and Morgan Stanley at the time it initially reviewed NexPoint’s proposed transaction.

The third to fifth paragraphs on page 24 of the Proxy Statement are amended and restated as follows:

On August 7, 2015, subsequent to the public announcement of the terms of the New Advisory Agreement, representatives of NexPoint Advisors, L.P. (“NexPoint”) contacted counsel to the Company, Sutherland Asbill & Brennan LLP, and indicated that NexPoint would be submitting an unsolicited proposal to the Board to become the Company’s investment adviser.

On August 11, 2015, NexPoint delivered to the Board a proposal to act as the Company’s new investment adviser. The proposal stated that NexPoint intended to maintain the Company’s existing investment strategy and that NexPoint’s core competencies were within the existing investment strategy. NexPoint also proposed to reduce TICC’s existing base management fee by 50% for a period of three years and, in addition, to waive the first $5 million of the base management fee. NexPoint also indicated that it intended to purchase $10 million of the Company’s common stock in one or more open-market purchases following the approval of a new investment advisory agreement with NexPoint by the Board and the Company’s stockholders.

Upon receiving the proposal, the Board of Directors formed a special committee (the “Special Committee” or the “Committee”), comprised of the Company’s three non-interested directors (the “Non-Interested Directors”), as such term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”). Mr. Steven P. Novak was selected as the chairman of the Special Committee in light of his nearly 40 years of experience in the investment management industry, including founding Palladio Capital Management, founding Unterberg Harris Capital Management, serving as Director of Research at C. E. Unterberg, Towbin, and serving in senior investment officer or senior portfolio manager roles at Sanford C. Bernstein & Company, Inc., Harris Bankcorp and Forstmann Leff Associates. The Board also determined that Mr. Novak’s prior experience as the chairman of the board or as a director at multiple companies, as well as chair of certain of these companies’ audit committees, further qualified him to serve as the Chairman of the Special Committee, as did the fact that he is a Chartered Financial Analyst. The other members of the Special Committee, Mr. G. Peter O’Brien and Ms. Tonia Pankopf, also each have extensive experience in the investment industry. The Special Committee was initially advised by Blank Rome LLP, which serves as the independent counsel to the Non-Interested Directors of the Company’s Board of Directors.

On August 17, 2015, the Special Committee met to discuss NexPoint’s indication of interest with counsel. The Special Committee discussed the SEC enforcement action against Highland Capital Management, L.P. (“Highland”), an affiliate of NexPoint, which was made public in 2014, and expressed concerns regarding the involvement of Highland principals in the management of the Company. The Special Committee also expressed concerns about the performance history of Highland Distressed Opportunities, Inc., a business development company (“BDC”) sponsored by Highland, which was ultimately merged into an affiliated fund. After extensive discussion, the Special Committee determined that it would be advisable to obtain additional information regarding NexPoint’s investment advisory business in order to more fully evaluate the NexPoint proposal. The Special Committee subsequently directed counsel to distribute to NexPoint’s representatives a request for information regarding its investment advisory business, similar to the information that the Board of Directors would consider in its evaluation of an investment advisory agreement under Section 15(c) of the 1940 Act. The questionnaire asked questions regarding, among other items, NexPoint’s investment decision-making process, personnel and methods of investment analysis, NexPoint’s investment performance and asset allocation, the terms of the proposed advisory agreement, the compensation of NexPoint under the proposal, the financial condition and stability of NexPoint and possible conflicts.

At a meeting on August 25, 2015, the Special Committee, assisted by Blank Rome LLP, reviewed NexPoint’s responses. In its review, the Special Committee took into consideration the fact that the responses (1) did not contain details the Special Committee had requested pertaining to the historic asset allocation of funds managed by NexPoint and (2) indicated that NexPoint would continue to maintain the Company’s current investment strategy and exposure to collateralized loan obligation vehicles (“CLOs”). The Special Committee discussed that NexPoint’s strategic commitment to CLOs was inconsistent with the Board of Directors’ desire to transition the portfolio over time into self-originated middle-market loans and to gradually reduce the Company’s exposure to CLOs. The Board of Directors had previously considered a decision to gradually steer the Company away from CLO investments and return to middle-market lending based on stockholder feedback. The Special Committee also considered NexPoint’s lack of loan origination capabilities comparable to BSP’s origination platform and experience. After discussing the materials and these concerns, the Special Committee determined that it would be advisable to obtain additional information from NexPoint regarding its investment professionals and investment allocations and directed Blank Rome LLP, as independent counsel to the Special Committee, to request additional information from NexPoint’s representatives to address these follow-up questions.

On August 27, 2015, NexPoint’s representatives responded to these follow-up questions and also proposed a phone call between its representatives and the Special Committee to address any questions or concerns. In its response, NexPoint also indicated a willingness to further extend its proposed 50% reduction in the base management fee under a new investment advisory agreement for an additional year.

On August 27 and 28, 2015, the Special Committee reviewed the responses NexPoint provided, including data showing that the asset allocation in the NexPoint Credit Strategies Fund (the “Fund”) (which NexPoint had indicated was most analogous to the Company), included distressed debt, asset backed securities (including CLOs) and equities, with exposure to structured products ranging from 25 to 27% and equities ranging from 25% to 50% of the Fund in any given quarter over the prior ten quarters. The Special Committee recognized that although the Fund had a good performance record, the Special Committee believed its performance record has been generated based on a strategy significantly weighted to equities, a strategy that is not typical for a BDC. As a result, the Special Committee believed that the Fund’s performance record was of limited use in comparing NexPoint’s track record against that of BSP. The Special Committee also noted that the data provided by NexPoint revealed that NexPoint’s research effort was roughly equally divided between equity analysts and credit analysts, which is also not typical of a BDC.

Based on these deliberations, the Special Committee believed that the Company and its stockholders would be better served by BSP, which the Special Committee viewed as having a superior strategy, reputation, institutional relationships, track record, investment skills and the quality of its management team relative to NexPoint. Specifically, the Special Committee noted that BSP’s expertise in credit origination and investment, BSP’s philosophy of management, historical performance and methods of operation and the education and experience of BSP’s large team of investment and research professionals could provide significant advantages to the Company in its strategic transition away from investing in CLOs. As a result of such deliberations, the Special Committee determined that BSP would be a better investment adviser for the Company, notwithstanding the proposed NexPoint fee structure, and continued to support its recommendation to the Company’s stockholders to approve the New Advisory Agreement. In light of this determination, the Special Committee determined that a meeting with NexPoint would not be productive and decided not to engage with NexPoint in negotiations regarding its proposed investment advisory agreement. Notwithstanding such determination, the Special Committee requested that the Company’s management seek to obtain more favorable terms from BSP with respect to the New Advisory Agreement.

On September 1, 2015, NexPoint further extended its proposed 50% reduction in the base management fee under a new investment advisory agreement for an additional year and provided an additional $20 million of fee concessions or share purchases.

On September 2, 2015, The Company’s management engaged in further discussions with BSP consistent with the Special Committee’s directive, and BSP agreed to permanently lower the base management fee payable under the New Advisory Agreement to an annual rate of 1.50% of the Company’s gross assets from an annual rate of 2.00% of the Company’s gross assets. Also, various members and affiliates of BSP and the Adviser agreed to purchase a minimum of $20 million of the Company’s common stock within 12 months after the closing of the Transaction. The Special Committee reviewed both revised proposal and determined that NexPoint’s proposed lower management fee did not address the Special Committee’s concerns regarding NexPoint’s suitability as the Company’s investment adviser. The Special Committee determined to continue to recommend the New Advisory Agreement to the Company’s Board of Directors and stockholders. The Board of Directors subsequently determined that the New Advisory Agreement continued to be in the best interests of the Company and its stockholders.

On September 22, 2015, the Special Committee retained Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”) as its legal adviser and on September 24, 2015, the Special Committee retained Morgan Stanley & Co. LLC (“Morgan Stanley”) as its financial adviser, neither of whom advised the Special Committee during the prior evaluation of NexPoint’s proposal.

On September 28, 2015, the Special Committee met with Morgan Stanley and Wachtell Lipton to review again the New Advisory Agreement and the proposal from NexPoint. The Special Committee, with the aid of its legal and financial advisers, discussed the alternatives facing the Company and their respective advantages or disadvantages. After careful consideration and with the concurrence of its financial and legal advisers, the Special Committee resolved to continue to recommend the New Advisory Agreement to the Company’s Board of Directors and stockholders.

On October 2, 2015, the Company filed a letter to stockholders recommending that they vote in favor of the BSP transaction, which responded to several assertions made by TSLX and NexPoint and disagreed with the assertion that “TICC didn’t engage with TSLX or NexPoint.” As noted by the Court, notwithstanding the statements in this presentation, the Special Committee did not engage with NexPoint.

On October 5, 2015, the Company filed a presentation outlining the alternatives facing the Company and its stockholders. As noted by the Court, notwithstanding the statements in this presentation, the Special Committee was not advised by Wachtell Lipton or Morgan Stanley during its initial review of the NexPoint proposal nor did the Special Committee engage with NexPoint regarding its proposal, other than the written and telephonic communications, through counsel, and requests for information noted above in this supplemental disclosure.

Subsequently, on October 7, 2015, BSP announced its intention to support a tender offer or share repurchase program of between $50 million and $100 million, with the tender offer to be funded by BSP, if the New Advisory Agreement is approved by the Company’s stockholders.

On October 8, 2015, the Company published a letter to stockholders with the statement that “[t]he proposals from [TPG Specialty Lending, Inc.] and NexPoint were carefully reviewed by the Special Committee who is advised by Morgan Stanley.” As noted by the Court, notwithstanding the statements in this press release, the Special Committee was not advised by Wachtell Lipton or Morgan Stanley during its initial review of the NexPoint proposal.

On October 8, 2015, NexPoint commenced litigation in the United States District Court for the District of Connecticut against the Company, the Board, and the President of the Company. NexPoint subsequently revised its proposal to include support for a tender offer or share repurchase program of between $50 million and $100 million in the event that the Board of Directors and the Company’s stockholders approve a new advisory agreement with NexPoint. As the revision did not address the concerns of the Special Committee regarding NexPoint’s suitability to be the Company’s investment adviser, the Special Committee determined, with the aid of Wachtell Lipton and Morgan Stanley, to continue to support the New Advisory Agreement and not to engage in negotiations with NexPoint.

On October 9, 2015, the Company filed an Investor Presentation detailing the review conducted by the Special Committee and the Board of Directors on the possible alternatives. As noted by the Court, notwithstanding the statements in this presentation, the Special Committee was not advised by Wachtell Lipton or Morgan Stanley during its initial review of the NexPoint proposal nor did the Special Committee engage with NexPoint regarding its proposal, other than the written and telephonic communications, through counsel, and requests for information noted above in this supplemental disclosure.

Annex A

Case 3:15-cv-01465-CSH Document 59 Filed 10/23/15 Page 1 of 31

UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF CONNECTICUT

NEXPOINT ADVISORS, L.P., Plaintiff, v. TICC CAPITAL CORP., JONATHAN H. COHEN, CHARLES M. ROYCE, STEVEN P. NOVAK, G. PETER O'BRIEN, TONIA L. PANKOPF, AND SAUL B. ROSENTHAL, Defendants.	Civil Action No. 3:15-cv-1465 (CSH) **OCTOBER 23, 2015**

RULING ON PLAINTIFF'S MOTION FOR A PRELIMINARY INJUNCTION

HAIGHT, Senior District Judge:

In this action under the federal securities laws, with state statutory and common law claims appended, the plaintiff is a corporate investment advisor presently engaged in an unsolicited and hostile effort to take over the corporate defendant's investment advisory business. Plaintiff's pleadings and submissions do not use the verb "take over" or the noun "takeover," but that is the sought-after consequence of what Plaintiff now asks the Court to do.

What plaintiff now asks the Court to do is preliminarily enjoin the manner in which defendant will prepare for and conduct a special meeting of its stockholders, previously scheduled for October 27, 2015.[1] Plaintiff filed its motion for a preliminary injunction on October 8, 2015. *See* Doc. 2. Defendants resist it. Able counsel submitted exhaustive briefs under pressure. The

[1] On October 21, 2015, the Court ordered that the special meeting be postponed indefinitely. Doc. 52.

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Court heard oral arguments throughout the day of October 16. This Ruling resolves the motion.

I

Background

The plaintiff is NexPoint Advisors, L.P. ("NexPoint"), an SEC-registered investment advisor whose corporate headquarters are in Texas.

On August 20, 2015, NexPoint purchased 100 common shares, at a total cost of $670.50, in the corporate defendant, TICC Capital Corp. (" TICC"). TICC is an investment company organized under Maryland law and headquartered in Connecticut. TICC's assets are managed by TICC Management, L.L.C. ("TICC Management"), an external investment advisor and separate corporate entity, pursuant to an investment advisory agreement signed by the two companies ("the Advisory Agreement") which is reviewed annually by the TICC board of directors.

NexPoint and TICC are notably substantial companies, even for these moneyed times. Each company has under management assets totaling in the billions of dollars. The investment advisory fees generated by such businesses total in the millions. As of August 31, 2015, according to its public filings, the number of TICC's common shares was 59,987,986. Doc. 1-2, at 15.[2]

On August 4, 2015, TICC announced in a public release that TICC Management had entered into an agreement with Benefit Street Partners L.L.C. ("BSP"), pursuant to which an affiliate of BSP would acquire TICC Management ("the Transaction"). The closing of the Transaction was "contingent," the TICC release stated, "upon approval by the Company's stockholders of a new investment advisory agreement between the Company and TICC Management, LLC, the election of

---

[2] Where feasible, page citations are to the internal page numbers of the record documents. Otherwise, citations are to the page numbers of the docketed PDF documents.

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four new independent directors, and other conditions that will be described in a related proxy statement." Doc. 1-3.

NexPoint sent a letter dated August 11, 2015 to the TICC board of directors which referenced BSP's proposed acquisition of TICC Management, and noted that the acquisition would result in the replacement of TICC Management's management team and officers, so that "the Board is in effect being asked to consider an entirely new adviser for the Company." Doc. 1-6, at 1. "We would appreciate," NexPoint stated, "the opportunity to be considered for that role as well." NexPoint went on in its August 11 letter to describe its prowess as an investment advisor and submit to the TICC Board "the details of our alternative proposal to the Company, which we believe would provide more significant and direct benefits to the Company and its stockholders than the BSP Proposal." *Id.*

Nothing came of this unsolicited overture by NexPoint to TICC. The particular circumstances of its rejection are discussed *infra*. It is sufficient for this Background Part to say that a time came when it was apparent that TICC *had* rejected NexPoint's proposal. NexPoint bought 100 shares of TICC on August 20, 2015. Doc. 1-1. It is a fair inference that by that time, NexPoint, having realized that TICC was probably not going to prefer its proposal over the BSP proposal, became a minimal stockholder in TICC in preparation for the proxy war soon to begin. In any event, on September 3, 2015, TICC sent its stockholders a notice of a Special Meeting of Stockholders to be held on October 27, 2015. Doc. 1-2, at 4. The notice summarized the proposed "New Advisory Agreement" between TICC and BSP, and added:

> The Transaction would result in a change in control of the Adviser, and as a result, an assignment and subsequent termination of the current investment advisory agreement, dated July 1, 2011, between the Company and the Adviser (the "Existing Advisory Agreement") in accordance with the Investment Company Act of 1940, as amended

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> (the "1940 Act"). The stockholders of the Company are being asked to approve a new investment advisory agreement between the Company and the Adviser (the "New Advisory Agreement"). . . .
>
> In addition, the Company's stockholders are being asked to vote on the election of the six director nominees named in the accompanying Proxy Statement.

Id. The notice then advised stockholders that the Special Meeting "is being held for the following purposes":

> 1. To approve the New Advisory Agreement between the Company and the Adviser, to take effect upon a change of control of the Adviser in connection with the Transaction; [and]
>
> 2. To vote on the election of the six director nominees named in the attached Proxy Statement and in the proxy card to serve on the Board of Directors for the terms specified in the Proxy Statement; . . .

Id., at 6.

NexPoint's complaint alleges that TICC's

> September 3, 2015 proxy statement made clear that TICC's Board of Directors was unwilling to seriously consider the NexPoint Proposal or inform TICC stockholders about it. That being the case, NexPoint made the decision not only to exercise its right at the Special Meeting to vote against the New Advisory Agreement, but also to nominate its own slate of six directors . . . to fill the four newly created directorships and to replace defendants Cohen and Royce on the TICC Board of Directors.

Doc. 1, ¶ 65.

NexPoint is currently engaged in a brisk proxy war with TICC, wherein NexPoint's objectives are to persuade TICC stockholders to reject the BSP proposal at the October 27 special meeting, elect NexPoint's slate of six TICC directors instead of TICC's nominees, and, ultimately, to accept

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NexPoint's proposal instead.

NexPoint filed its complaint in this action on October 8. Doc. 1. The defendants are TICC and six individuals: Jonathan H. Cohen, Charles M. Royce, Steven P. Novak, G. Peter O'Brien, Tonia L. Pankopf and Saul B. Rosenthal. The first five individuals are officers of TICC and members of the corporation's board of directors. Rosenthal is TICC's president, but he is not a director.

If TICC's proposed Transaction with BSP goes through, Cohen and Royce will leave TICC and be replaced on the TICC board by two TICC nominees affiliated with BSP. Four new directors have been nominated by TICC. Novak, O'Brien and Pankopf will remain on the board. TICC's post-Transaction board will consist of nine directors, instead of the present board of five.

NexPoint's complaint asserts four causes of action. The first and second causes of action allege violations of Section 14(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), 15 U.S.C. § 78n(a), and the regulations promulgated thereunder, 17 C.F.R. § 240.14a-9(a). These causes of action assert that the statements and disclosures contained in TICC's proxy statements in respect of the October 27 special meeting are false or misleading.

The third cause of action in NexPoint's complaint continues to focus upon TICC's proxy statements. The cause of action alleges that TICC's failures of disclosure violated "the common law duty of candor."

The fourth cause of action, captioned "for breach of contract," alleges that the manner in which TICC proposes to elect its nominated directors at the special meeting violates provisions in the TICC corporate bylaws. NexPoint grounds this claim upon those bylaws and the common law of contract.

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NexPoint moves under Fed. R. Civ. P. 65(a) for a preliminary injunction, whose terms and directions are for the most part consistent with NexPoint's theory of the case as pleaded in the complaint. Defendants contend that NexPoint's motion must be denied in its entirety. The parties agree that the disputes are essentially legal rather than factual. Neither side requested an evidentiary hearing and none was held. This Ruling is based on the pleadings, exhibits, briefs of counsel, and oral arguments.

II

<u>Subject Matter Jurisdiction</u>

NexPoint's claims against Defendants under Section 14(a) of the Exchange Act confer upon this Court original subject matter jurisdiction. 28 U.S.C. § 1331. The Court will exercise supplemental jurisdiction over NexPoint's state statutory and common law claims. 28 U.S.C. § 1367(a).

Defendants suggest that the Court should decline to hear the case because the complaint is *au fond* a collection of claims governed by Maryland corporation statutes and the common law, dressed up as federal securities claims, presumably to obtain the perceived advantage of litigating in a federal court. I do not agree. Whatever their underlying merits may prove to be, NexPoint's Section 14(a) claims are sufficiently plausible to state federal questions under § 1331. It follows that subject matter jurisdiction in this Court over NexPoint's federal questions is mandatory; and there is no discernible reason for the Court to decline to exercise supplemental jurisdiction over the state and common law claims, which arise out of the same nexus of facts.

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III

NexPoint's Motion for a Preliminary Injunction

A. Objectives of the Requested Injunction

NexPoint does not seek by its requested preliminary injunction to bar the October 27 special meeting of TICC stockholders from taking place. On the contrary: counsel for NexPoint declare with vehemence that their client is anxious, nay insistent, that the meeting take place on that date. What NexPoint seeks through a preliminary injunction is to alter the manners in which the meeting will be conducted.

The notice of meeting and proxy statements promulgated by TICC envision what is fundamentally a two-step meeting agenda. The first step is a vote by the TICC stockholders on whether to accept or reject the BSP Transaction. The second step is the election of six of the members of a nine-person TICC board of directors: *provided, however*, that this election of directors will take place *only* if the stockholders have approved the BSP Transaction. In this regard, TICC notes that the only reason for increasing its board from five to nine directors was to bring the proposed BSP Transaction into compliance with the Investment Company Act of 1940 (sometimes, the "ICA"), 15 U.S.C. §§ 80a-1, *et seq.*, and if the stockholders rejected the Transaction, there would be no occasion to increase the size of the board. TICC explained these circumstances and reasoning in its proxy statements.

TICC has said repeatedly in its proxy statements that NexPoint's purported nominations of directors to be elected are invalid under governing law. TICC gives its stockholders the blunt advice that they should simply throw NexPoint's color-coded proxy cards away. On TICC's view of the case, the NexPoint slate of nominees should not be included or considered in an election of directors

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following stockholder approval of the Transaction. If the stockholders reject the Transaction, no directors will be elected at the special meeting.

NexPoint contends principally that its proposed directors were validly nominated and must be included in the election of directors; and that an election of directors *must* take place at the special meeting, *even if* the TICC stockholders reject the BSP Transaction.

The parties' dispute on this last point emerged with some force during the hearing. I will quote parts of the colloquy between the Court, Mr. Portnoy (appearing for NexPoint) and Mr. DiPrima (appearing for TICC). The references ("Tr.") are to the transcript of the hearing.

> THE COURT: So the result of that vote is that the proposed agreement between the Company and [BSP] is overwhelmingly rejected . . . . What happens next? Does an election of directors then take place?
>
> MR. PORTNOY: Absolutely. An election of directors . . . has been properly noticed. That is the next item of business. . . . To think that an election of directors won't happen, you have to buy into the contingent argument that is –
>
> THE COURT: And it 'll be the election to fill vacancies of a board of nine which had been previously created according to the first proxy statement. Am I following your reasoning?
>
> MR. PORTNOY: Correct. Correct. They have created these vacancies. They have to have an election to fill these vacancies. The board could have appointed – I think we acknowledge that – the board didn't appoint. The board set an election . . . said we're going to have an election to fill these vacancies. You must have that election. That election is not contingent, and there is no disclosure suggesting it's contingent . . . . They noticed an election. This was their choice. They noticed an election. That election is going forward, irrespective of the transaction being voted down.

Tr. 90-92.

Mr. DiPrima expressed a quite different view:

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> MR. DiPRIMA: . . . Mr. Portnoy contends that if the transaction is voted down, there's still going to be an election, meaning people who are voted on might be put on this board of directors. And he says that we're sort of making that all up – making it up that these seats were contingent. These seats, the vacancies for this board, were considered created contingently for the sole purpose of complying with the Investment Company Act.
>
> The only reason you need to comply with the Investment Company Act is if the transaction is voted up. If it's not voted up, there's no reason to create these board seats. . . . [I]f the transaction is voted down, the board won't change. The board that you had before this transaction will still be your board, subject to your rights as stockholders to change the board at the next annual meeting. . . . We've said – and I think it's been clear from the beginning and it's clear from the context and circumstances of this whole dispute – that these vacancies were created contingently for the purpose of complying with a federal statute.
>
> If the reason for doing that falls away, namely if the transaction is voted down, then the board doesn't change. The vacancies aren't created. And nobody is going to be elected to the board.

Tr. 107-109.

Counsel for NexPoint have submitted a proposed preliminary injunction which is consistent with NexPoint's contentions about what should happen and should not happen at the October 27 special meeting. Doc. 33-1.

B. Standard of Review

The principles governing the issuance or denial of a preliminary injunction under Rule 65(a) are familiar. The Second Circuit summarized them recently in *Fishman v. Paolucci,* No. 14-3715 __ F. App'x.__, 2015 WL 5999318 (2d Cir. Oct. 15, 2015) (summary order):

> A party seeking a preliminary injunction in this Circuit must show: (1) irreparable harm in the absence of the injunction and (2) either (a) a likelihood of success on the merits or (b) sufficiently serious questions going to the merits to make them a fair ground for litigation

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> and a balance of hardships tipping decidedly in the movant's favor. A mandatory preliminary injunction that alters the status quo by commanding some positive act by the state, as is requested here, should issue only upon a *clear showing* that the moving party is entitled to the relief requested, or where *extreme* or *very serious* damage will result from a denial of preliminary relief.

2015 WL 5999318, at *2 (citations and internal quotation marks omitted; emphases in original).

In the case at bar, NexPoint acknowledges that the preliminary injunction it seeks is mandatory in nature. At the October 16 hearing Mr. Portnoy said: "they [counsel for TICC] complain we want a mandatory injunction. Absolutely. We want a mandatory injunction. The mandatory injunction is the only way to correct the wrongdoing, which has been well established in this case." Tr. 58-59.

IV

<u>Analysis of NexPoint's Motion for a Preliminary Injunction</u>

As the preceding discussion makes clear, NexPoint's motion for a preliminary injunction is based upon two related but separate areas of alleged wrongdoing on the part of TICC. Those two areas may for the sake of convenience be referred to as (a) the Election of Directors at the scheduled October 27 special meeting of the TICC stockholders, and (b) Disclosures in TICC's proxy statements. NexPoint's complaint devotes the first and second causes of action to Disclosure issues and the third and fourth causes of action to the Election of Directors. Counsel, in their briefs and oral submissions, dealt initially with Election of Directors and then with Disclosures. I will follow that order in this Ruling.

A. Election of Directors

A striking feature of this interesting and important case is that NexPoint bases its entire

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position regarding the election of TICC directors at the special meeting upon a single sentence in a 52-page proxy statement dated September 3, 2015. Doc. 1-2. That proxy statement describes the nature and purpose of the October 27 special meeting. The sentence upon which NexPoint fastens appears at page 30, under the caption "Proposal II – Election of Directors." The sentence reads:

> Pursuant to the Company's by-laws, at meetings of the Board of Directors held on July 30, 2015 and September 2, 2015, the Board of Directors increased the size of the Board of Directors to nine members and recommended for election at the Special Meeting four new Non-Interested Director nominees and two new Interested Director nominees.

This is the language upon which NexPoint relies in contending, as Mr. Portnoy did in the colloquy quoted at pages 8-9 *supra*, that prior to the special meeting TICC had created board vacancies by increasing the size of the board. "They have created these vacancies," Mr. Portnoy argued, and "[t]hey have to have an election to fill these vacancies," an election that "is going forward, irrespective of the transaction being voted down," and in which NexPoint's slate of nominated directors must be allowed to participate.[3] Tr. 91-92. NexPoint contends that TICC's corporate bylaws confer upon it the right to propose a slate of nominees to fill these vacancies.[4]

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[3] Counsel argued this point with a vehemence which bordered on the poetic and recalled these familiar lines: "The Moving Finger writes; and, having writ, / Moves on: nor all your Piety nor Wit / Shall lure it back to cancel half a Line, / Nor all your Tears wash out a Word of it." *The Rubaiyat of Omar Khayyam*, st. 71.

[4] NexPoint points to Article II, Section 11(b) of TICC's Second Amended and Restated Bylaws, which provides that stockholders may nominate Board candidates at a special meeting "provided that the Board of Directors has determined that directors shall be elected at such special meeting." TICC responds that it has not determined that such an election will take place, and, moreover, that Section 3-804(c) of the Maryland General Corporations Law provides that "[n]otwithstanding any provision in the charter or by laws," board vacancies "may be filled only by the majority of the affirmative vote of the remaining directors in office." For reasons to be made clear, the Court need not resolve these contentions of Maryland law.

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As noted, TICC's position is that its board was increased in size for the sole purpose of complying with the Investment Company Act, a statute that would be implicated only if the stockholders approve the BSP Transaction as a first item of business at the special meeting. Those circumstances result in the practical conclusion that if the stockholders reject the BSP Transaction, the Investment Company Act is no longer a factor or source of concern, life goes on as before at TICC with its existing board of five directors, and there would be no general and open election of directors of the sort that NexPoint envisions and demands in this action.

Both parties cannot be right on this issue. As the moving party, NexPoint bears the burden of persuasion. After careful consideration, I conclude that NexPoint has not made a clear showing of entitlement to the relief it requests in this motion for a mandatory preliminary injunction on the Election of Directors dispute.

TICC's September 3 proxy statement, from which NexPoint extracts the quoted sentence on page 30, is replete with declarations that either explicitly or by necessary implication recite that election of TICC directors would take place only if the stockholders approve the BSP Transaction. For example, that is the necessary implication of the sentence on the same page and following shortly after the sentence NexPoint relies upon:

> As a result of the Transaction, as discussed in more detail below, at least 75% of the Company's Board must be comprised of Non-interested Directors. Accordingly, the Company's Board of Directors determined to nominate four new directors that would be considered Non-interested Directors in order to satisfy the 75% Non-interested Director Requirement.

Doc. 1-2, at 30.[5]

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[5] The 75% board requirement to which this passage refers is found in the Investment Company Act, 15 U.S.C. § 80a-15(f)(1)(A).

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The proposition is stated explicitly in the proxy statement's printed answer to one of a series of printed questions designed to further inform stockholders. The question was put:

> ***What will happen if only Proposal 1 or Proposal 2 is approved but not both proposals or if neither of these proposals is approved?***

To which the proxy statement makes this answer:

> If only Proposal 1 or Proposal 2 is approved by the Company's stockholders but not both proposals, or if neither of these proposals is approved by the Company's stockholders, then the Transaction will not close and the Company will continue to operate pursuant to the Existing Advisory Agreement under the supervision of the existing Board of Directors and management team.

Id., at 9-10 (question emphasized in original). This prose may not be a model of clarity, but surely it is clear enough to advise the reader that if the stockholders vote down the BSP Transaction ("Proposal 1"), the existing board of five directors will soldier on and there will be no election of replacement or new directors.[6]

On this motion, NexPoint asks the Court to give controlling effect to the sentence its counsel quote from page 30 of the September 3 proxy statement: that is to say, I am asked to read the sentence to mean that there must be an election of directors at the October 27 special meeting, even if the stockholders, as a first order of business at the meeting, had just rejected the BSP Transaction. Were I to do that, the interpretation of that single sentence would render null, void and meaningless

[6] TICC also points out that if the stockholders *approve* the BSP Transaction, and the election goes forward, the Investment Company Act ("ICA") prohibits NexPoint from offering candidates in that election. Specifically, TICC points to Section 16(b) of the ICA, which provides that Board vacancies created solely to comply with the ICA's provision regarding interested directors "shall be filled only by a person (1) who has been selected and proposed for election by a majority of the directors of such company who are not such interested persons . . ." It is in this way that the two proposals are truly contingent on each other. Section 16(b) of the ICA is implicated in this case since it is undisputed that TICC was invoking section 15(f) as the statutory vehicle for the BSP Transaction.

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a number of declarations in the notice of meeting and proxy statement that if the Transaction is voted down, no directors will be elected. The law does not favor such an interpretation. In *Perreca v. Gluck*, 295 F.3d 215 (2d Cir. 2002), Judge Cabranes reminded us that it is "a cardinal principle of contract construction that a document should be read to give effect to all its provisions and to render them consistent with each other." 295 F.3d at 224 (citations, alterations, and internal quotation marks omitted). Judge Cabranes noted "the well-established principle of contract construction that all provisions of a contract be read together as a harmonious whole, if possible," and observed that "when one reads the Plan as a whole," doubt may be cast "on the asserted plain meaning" of a particular provision. *Id.* (citations omitted).

While *Perreca* arose in the different context of an ERISA benefits plan, the wisdom of Judge Cabranes's observations resonates in the case at bar. The September 3 proxy statement contained a number of references to the election of TICC directors at the October 27 special meeting. The parties dispute their overall meaning. In resolving that dispute, I must read the proxy statement as "a harmonious whole, if possible" and "give effect to all its provisions." It is entirely possible to do that. The declaration on page 30 that at prior meetings "the Board of Directors increased the size of the Board of Directors to nine members" can be read, in the overall context of undisputed facts, to mean that the size of the board was increased *in anticipation* of the stockholders approving the BSP Transaction. There is nothing inherently suspect about that interpretation: the first board meeting at which action increasing the board's size was taken or considered is said to have occurred on July 30, 2015, before the Transaction had been publicly announced and NexPoint had appeared on the scene.

I conclude that NexPoint is not entitled to a preliminary injunction in respect of the election

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of directors issues in the case. Assuming without deciding that NexPoint will suffer irreparable injury if the October 27 special meeting is conducted in a manner of which NexPoint disapproves, NexPoint does not make the requisite clear showing that it is entitled to the relief it requests in a mandatory preliminary injunction. In that circumstance, the question of "a balance of hardships tipping decidedly in the movant's favor" does not arise. But if it did, the corporate dislocation and instability that would afflict TICC if a boarding party of hostile director nominees had to be repelled would equal if not exceed hardships suffered by NexPoint if preliminary relief is denied. If NexPoint, in the role of a crusading stockholder (as well as an investment advisor competitor), wishes to press its cause against the established TICC hierarchy, it can contest elections to the company's board of directors at the next annual meeting.

For the foregoing reasons, NexPoint's motion for a preliminary injunction will be denied, to the extent that the injunction is intended to reach and affect the election of TICC directors at the October 27 special meeting.

It remains to consider NexPoint's motion for a preliminary injunction to the extent that it complains of disclosures made in TICC's pre-meeting proxy statements.

B. Exchange Act Claims

Plaintiff asserts two causes of action under the Exchange Act, specifically 15 U.S.C. § 78n, which governs the solicitation of proxies. Section 78n(a)(1) provides:

> It shall be unlawful for any person, . . . in contravention of such rules and regulations as the Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors, to solicit or to permit the use of his name to solicit any proxy or consent or authorization in respect of any security (other than an exempted security) registered pursuant to section 78*l* of this title.

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Plaintiff then points to 17 C.F.R. § 240.14a-9(a), a regulation passed pursuant to the above statutory provision, which regulates false or misleading statements in proxy materials. Specifically, that regulation provides:

> No solicitation subject to this regulation shall be made by means of any proxy statement, form of proxy, notice of meeting or other communication, written or oral, containing any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

NexPoint argues that certain of TICC's disclosures in its proxy statements with respect to the October 27 shareholder meeting were false or misleading, in violation of 17 C.F.R. § 240.14a-9(a). It brings two Exchange Act claims in relation to the following sets of disclosures: (1) as to the BSP Transaction (first cause of action), and (2) as to the Election of Directors (second cause of action). The Court addresses these in turn.

1. Disclosures as to the BSP Transaction (First Cause of Action)

NexPoint vehemently believes that TICC's shareholders would be better situated were the company to approve its proposed advisory agreement over that of BSP. Although even if this Court were to grant NexPoint all the relief it seeks it would be unable to reach its ultimate goal — securing the TICC advisory contract — at the October 27 meeting,[7] NexPoint understands that a rejection of

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[7] NexPoint does not seek to have its proposed offer presented to shareholders for a vote at the October 27 shareholder meeting. Rather, it only seeks a correction of TICC's disclosures in hopes that the shareholders will vote down the BSP deal. This is sensible, given that Board approval would be required for TICC to select the NexPoint deal and that it seems unlikely that the Board, as currently situated, would approve NexPoint's deal. This makes it quite clear why, along with its hopes of having the shareholders vote down the BSP deal, NexPoint so adamantly seeks to have its

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the BSP deal is a necessary first step. Moreover, at the core of its Exchange Act claims, NexPoint seems to believe that the shareholders will quickly arrive at the conclusion that they should reject the BSP deal, if only TICC were to present them with an accurate portrayal of NexPoint's proposal and the Board's flawed process in evaluating said proposal.

NexPoint identifies four allegedly misleading components of TICC's disclosures with respect to the Transaction: (1) the benefits to be received be Cohen, Royce, and Rosenthal were the BSP deal to be approved; (2) details as to NexPoint as an entity; (3) the process of evaluating NexPoint's offer; and (4) TICC's representations as to who advised it in reviewing the NexPoint proposal. The Court addresses these in turn.

A. Benefits to be Received by Cohen, Royce, and Rosenthal

It is undisputed that, in light of their ownership interests in TICC Management, Defendants Cohen and Royce—members of TICC's board—and Defendant Rosenthal—TICC's president—stand to gain a significant financial benefit if the BSP Transaction is approved.[8] It is also undisputed that, as discussed, the complex arrangement that the Board seeks to put before the shareholders, and that has directly led to the quasi-takeover attempt by NexPoint, is a result *only* of TICC's efforts to comply with a statute permitting those in Cohen, Royce, and Rosenthal's position to obtain a financial windfall, Section 15(f)(1) of the ICA. Nor is it disputed that TICC disclosed to shareholders the fact that Cohen, Royce, and Rosenthal stood to gain significantly if the deal were approved. The current dispute centers only on the scope of that disclosure, *i.e.*, did TICC disclose

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Board members on the ballot.

[8] NexPoint's Deputy General Counsel, Thomas Surgent, posits by sworn declaration that at least one industry analyst puts the benefit to be received by the interested directors at $60 million, but that NexPoint estimates it could be as high as $132 million. Doc. 1-4, ¶5.

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enough?

At first glance, it appears that TICC was relatively candid as to the scope of Cohen, Royce, and Rosenthal's interests. TICC's September 3 proxy materials included a bolded section entitled **"Significant Conflicts of Interest of Our Directors and Officers in the Transaction,"** under which it stated:

> When you consider the recommendation of the Board of Directors that you vote to approve the New Advisory Agreement, *you should be aware that certain of our executive officers and members of our Board of Directors have significant conflicts of interests in the Transaction*. . . . Messrs. Cohen, Rosenthal and Royce own or control all of the issued and outstanding limited liability company membership interests of the Adviser[.] . . . As a result, if the New Advisory Agreement is approved by our stockholders, *Messrs. Cohen, Rosenthal and Royce will receive substantial payments in exchange for their interests* in the Adviser in connection with the sale of the Adviser to BSP.

Doc. 1-2, at 28-29 (emphases added).[9] Defendants argue that these disclosures were "more than sufficient to put TICC's stockholders on notice of the interested directors' personal interest." Opp. [Doc. 24], at 19. Mr. DiPrima expounded this view at oral argument:

> MR. DIPRIMA: So I mean, ultimately, in analyzing a claim that we've omitted something from the proxy, the question for the court is . . . is what we said misleading? [Y]ou can always make an argument that the drafters of a stockholders' disclosure statement could have or should have included this information or that information. The question ultimately is, is what we said leading the shareholders astray? We told them that there was a conflict. And we told them that these people were getting substantial benefits. And they want to put the number in, but it doesn't change the ultimate – the substance of what's been disclosed: there's a conflict; there's a substantial

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[9] That same document contains a nearly identical disclosure on page six, underneath the bold-faced question **"Do any of the Company's directors or officers have an interest in the approval of the New Advisory Agreement that is different from that of the Company's stockholders generally?"**.

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> payment. And that, I would submit, Your Honor, is all that was required to be disclosed.

Tr. 77-78.

Mr. DiPrima thereby framed the dispute appropriately: must TICC "put the number in," *i.e.*, must it disclose the monetary value to be received by Cohen, Royce, and Rosenthal?

NexPoint answers this question with an unequivocal "yes." Mr. Portnoy asked rhetorically: "How do you possibly ask shareholders to approve a transaction, without telling those shareholders, by the way, the guys who negotiated this transaction and are recommending it to you stand to gain sixty million dollars? Any reasonable shareholder would want to know that. That is required disclosure." Tr. 52.

However, more persuasive than counsel's adversarial positions on this subject—well presented as they were—are the viewpoints, nay directives, of the Securities and Exchange Commission. At oral argument, counsel for NexPoint took the opportunity to refer the Court to 17 C.F.R. § 240.14a-101 Schedule 14A, relevantly titled "Information required in proxy statement."[10] The Court has reviewed this regulation, Item 22 of which states in pertinent part:

> *Item 22. Information required in investment company proxy statement* . . .
>
> (c) *Approval of investment advisory contract*. If action is to be taken with respect to an investment advisory contract, include the following information in the proxy statement . . .
>
> (6) Describe briefly **and <u>state the approximate amount of, where practicable</u>, any material interest, direct or indirect, of any**

[10] Counsel intimated at oral argument that its failure to proffer this authority to the Court in its papers was an inadvertent result of "the rush to prepare our TRO papers." Tr. 52. While this fails to explains why counsel also failed to cite this authority in its reply brief in support of its preliminary injunction, counsel cited the regulation at the hearing and I am bound to consider it.

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> **director of the Fund**[11] **in any material transaction** since the beginning of the most recently completed fiscal year, **or in any material proposed transactions**, to which the investment adviser of the Fund, any Parent or Subsidiary of the investment adviser (other than another Fund), or any Subsidiary of the Parent of such entities was **or is to be a party**.

(bolded and underlined emphases added).

The Court is persuaded that because the SEC requires disclosure of the approximate monetary benefit to be received by an interested director in a proxy statement advocating for the approval of an investment advisory contract, the omission of those amounts by TICC is materially false or misleading and is thereby in violation of 15 U.S.C. § 78n(a)(1). In fact, support for this position comes from the lone citation provided by Defendants as to this point, where they argue that "'Disclosure of an item of information is not required . . . simply because it may be relevant or of interest to a reasonable investor. *For an omission to be actionable, the securities laws must impose a duty to disclose the omitted information*.'" Opp. [Doc. 24], at 20 (quoting *Resnik v. Swartz*, 303 F.3d 147, 151 (2d Cir. 2002) (emphasis added). NexPoint has identified such a duty, and therefore the omission of the amount to be received by the interested directors (Cohen and Royce) is almost certain to be actionable.

Further, the omission of the specific interest to be received by each of Cohen, Royce, and Rosenthal is likely material even without reference to Item 22. Defendants imply that they did not "lead[] the shareholders astray" by providing the fact that there was a substantial conflict without approximating the monetary scope of that conflict. Tr. 78. This is specious. Clearly, TICC felt

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[11] "Fund" is defined as "Registrant," which is defined as "an investment company registered under the Investment Company Act of 1940 (15 U.S.C. 80a) or a business development company as defined by section 2(a)(48) of the Investment Company Act of 1940 (15 U.S.C. 80a-2(a)(48))." Item 22(a)(1)(v), (x).

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obliged to disclose *something* to the shareholders regarding the interested parties' conflict. In deciding what to disclose, it elected to omit an estimate as to the monetary value of that conflict, information that was readily available.[12] Under the securities laws, the question then becomes whether that omission was "misleading with respect to any material fact."

TICC's counsel argued that it was not a material fact because "put[ting] the number in . . . doesn't change the . . . . substance of what's been disclosed." Tr. 78. However, if that be the case, TICC would have faced no harm from disclosing it, and thereby TICC cannot explain why, once it decided to disclose the conflict, it stopped short of disclosing the monetary value of the conflict. The likely reason it chose to omit the figures seems rather apparent. It can fairly be inferred that TICC envisioned that its interested directors' and officers' disclosed conflicts would be viewed categorically different by the shareholders if it were forced to quantify, with some precision, the magnitude of that conflict. This eminently aligns with common sense. Vague descriptors such as a "significant conflict" and "substantial payments" do not present the true nature of Cohen, Royce, and Rosenthal's multi-million dollar interests in the approval of a deal being presented to shareholders as in *their* best interest. As counsel for NexPoint argued, "Any reasonable shareholder would want to know that." Tr. 52. The Court agrees.

NexPoint has shown a likelihood of success on the merits as to its claim that TICC omitted a material fact by failing to identify with any specificity the approximate amount of interest that Cohen, Royce, and Rosenthal are to receive if the Transaction is approved.

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[12] *See supra* n.8.

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B. Disclosures Regarding NexPoint

NexPoint claims that it was a material omission to exclude in TICC's proxy materials "any description of NexPoint's strategy, reputation, institutional relationships, track record, investment skills, and the quality of its management teams." Doc. 1, ¶84 (internal quotation omitted). It argues this to be a misrepresentation in large part because TICC included such information about BSP. *Id.*

NexPoint cites to no authority requiring a company issuing a proxy statement advocating for a deal's approval to publish a detailed description of a third-party whose deal it considered and rejected.[13] Such a requirement would make little sense, especially where, as here, that company has disclosed the key terms of the deal offered by that third-party. *See* Doc. 1-2, at 24. The description of NexPoint, unlike the terms of its proposed deal, is information that an interested shareholder can quite easily ascertain on its own. The federal securities laws simply do not require its disclosure by TICC. NexPoint has failed to demonstrate a likelihood of success on the merits as to this category of disclosures.

C. Disclosures Regarding Engagement with NexPoint

NexPoint argues that TICC has misled its shareholders through its proxy materials' misleading description of the Board's evaluation of NexPoint's bid for the advisory contract. *See* Doc. 1, ¶85. Specifically, NexPoint takes issue that the proxy statement "failed to disclose that the Special Committee refused to negotiate with NexPoint despite NexPoint's repeated offers to negotiate." Br. [Doc. 2-1], at 21. In response, TICC argues that it "truthfully disclosed the extent

[13] As Defendants argue, the "'securities laws do not effectively require [an issuer] to accuse [it]sel[f] of breach of fiduciary duty.'" Opp. [Doc. 24], at 22 (quoting *Koppel v. 4987 Corp.*, 167 F.3d 125, 134 (2d. Cir. 1999)) (alternations in original). Or, as stated somewhat more colorfully in a distinct but related context at oral argument, Defendants are under no obligation to "flagellate [them]selves." Tr. 81.

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of its interactions with NexPoint following the submission of its offer." Opp. [Doc. 24], at 22.

TICC made numerous statements in its proxy materials regarding its interaction with NexPoint. At the outset, without identifying NexPoint by name, it disclosed the following in its initial September 3 proxy materials:

> Subsequent to publicly disclosing the terms of the New Advisory Agreement, the Board of Directors formed a special committee consisting solely of the Company's three Non-interested Directors (the "Special Committee") to evaluate an unsolicited, written proposal from a third party . . . The Special Committee extensively evaluated the unsolicited proposal, including the totality of its quantitative and qualitative aspects, as compared to the quantitative and qualitative aspects of the New Advisory Agreement, and discussed it internally as well as with independent legal counsel. After these extensive deliberations . . . the Special Committee continued to support the Transaction and the New Advisory Agreement.

Doc. 1-2, at 24. Thereafter, in its September 29 proxy materials, TICC disclosed that "Contrary to NexPoint's assertions, the TICC Special Committee of the Board did carefully evaluate the NexPoint proposal," that "[t]heir sole focus was on independently evaluating" the proposal, which they "carefully reviewed." Doc. 1-16, at 6-7. On October 2, TICC again stated that its Board "carefully evaluated" the NexPoint proposal, rejected as "**<u>FALSE</u>**" the statement that "*TICC didn't engage with . . . NexPoint*," stated that the "Special Committee . . . reviewed NexPoint's proposal in detail and rejected it," and determined "[t]he bottom line: TICC's Independent Special Committee reviewed NexPoint's proposal and decided it was NOT as good as the BSP agreement." Doc. 1-17, at 4, 6 (emphases in original). Finally, in an October 5 presentation to shareholders, filed with the SEC, under the heading "The Review Undertaken to Protect Your Interests," TICC disclosed the following:

- The Special Committee thoroughly considered the NexPoint and TPG BDC

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proposals, engaging with both entities and soliciting more information and is assisted by independent legal counsel at Wachtell, Lipton, Rosen & Katz and financial advisors at Morgan Stanley & Co. LLC.

- **After thoroughly considering the NexPoint and TPG BDC proposals, the Special Committee unanimously concluded that the BSP investment advisory agreement is in the best interests of all stockholders.**

Doc. 1-18, at 18 (bold in original).

NexPoint argues that certain of the above disclosures paint a misleading picture as to the TICC Board's evaluation of its proposal.[14] Its counsel succinctly stated the relief it seeks at oral argument: "The proxy statement has to be corrected to describe accurately what happened in connection with the negotiation of the transaction, including the directors' refusal to negotiate with NexPoint." Tr. 53.

At the preliminary injunction hearing, the Court questioned defense counsel specifically as to TICC's statements that it "engaged with" NexPoint during its evaluation of NexPoint's proposal. When asked if TICC's process for evaluating that proposal could truly be characterized as such "in the sense of that verb that the reader of English would understand," Mr. DiPrima responded, at pages 80-81 of the transcript, as follows:

> MR. DIPRIMA: I think so, Your Honor. And what it is meant to say and it does say is that there was a back-and-forth between TICC and NexPoint in which we sought additional information from them . . . and they provided it. And we went back to them for more information and they provided it. That's engagement under any . . . meaning of the word.

The Court is unpersuaded that TICC's usage of the term "engage with" in its proxy materials

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[14] NexPoint does not argue against disclosures as to TICC's internal review of NexPoint's proposal (*i.e.*, that TICC "carefully evaluated" it), but rather argues against TICC's statements and omissions with respect to its interactions and negotiations with NexPoint.

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aligns with the formulation elucidated by Mr. DiPrima at the hearing. The best rebuttal is the language of the proxy material itself, in which TICC posits that its process involved "engaging with both entities ***and*** soliciting more information" from them. Doc. 1-18, at 18 (emphasis added). The Court emphasizes the conjunction "and," because it implies that "engaging with" NexPoint involved something above and beyond "soliciting more information" from it. Moreover, the Merriam-Webster dictionary defines "engage" in relevant part as "to interlock with," which implies a conjoining or coming together. Such a definition aligns with a common sense use of the term "engage with" in the context of business negotiations. While Mr. DiPrima posited that TICC's interaction with NexPoint constituted "engagement," the preposition "with" carries significance here, as to "engage with" an entity necessarily envisions at least some substantive collaboration that simple "engagement" may not. At the least, therefore, usage of the term "engage with" would leave the reasonable shareholder with the impression that TICC engaged in some semblance of a negotiation with NexPoint.

However, TICC freely admits that it did not negotiate with NexPoint. Rather, it defends itself on this disclosure charge by claiming that "we never said we did negotiate," and "we didn't tell anybody whether . . . there was a back-and-forth on terms."[15] Tr. 81. As discussed just above, however, TICC essentially told investors just that when it stated that it "engaged with" NexPoint.

Nor can TICC seriously dispute the materiality of this misrepresentation. Any materiality argument proffered by TICC would be undermined by the fact that it felt compelled to make the representation to shareholders at all. In fact, as TICC disclosed in the same proxy materials, it proffered this elective disclosure precisely "to provide the Company's large retail

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[15] Moreover, irrespective of Mr. DiPrima's acknowledgment, the record makes clear that TICC engaged in no negotiations—substantive or otherwise—with NexPoint.

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investor base *with the information needed* to help them understand the benefits of the [BSP] investment advisory agreement, the process undertaken by TICC to protect the interests of all shareholders, and the deficiencies of the alternative proposals." Doc. 1-18, at 11 (emphasis added). Moreover, it is apparent that a reasonable shareholder would place importance on the level of interaction the Board had with a third-party competing against a proposal being presented to them, specifically where the proposal favored by the Board is one that would provide tens of millions of dollars to certain of that board's members.

Therefore, by overstating its engagement with NexPoint, TICC likely misrepresented a material fact in violation of the securities laws. NexPoint has thereby shown a likelihood of success on the merits as to TICC's disclosures regarding its engagement with NexPoint.

D. Disclosure Regarding Wachtell and Morgan Stanley

As discussed above, TICC made the following disclosure on October 5, 2015:

> The Special Committee thoroughly considered the NexPoint and TPG BDC proposals, engaging with both entities and soliciting more information and is assisted by independent legal counsel at Wachtell, Lipton, Rosen & Katz and financial advisors at Morgan Stanley & Co. LLC.

Doc. 1-18, at 18. Apart from the "engaging with" language, NexPoint also argues that this disclosure creates the materially false impression that when the Board was evaluating the NexPoint deal it was assisted by prestigious counsel Wachtell, Lipton, Rosen & Katz ("Wachtell") and as-prestigious financial advisor Morgan Stanley & Co. LLC ("Morgan Stanley"). In fact, as TICC acknowledges, TICC did not seek the advice of those venerable institutions until after it had considered—and rejected—the NexPoint deal.

TICC's response is simple: "Th[e] statement is entirely accurate." Opp. [Doc. 24], at 21. It

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argues that the "statement, on its face, is a present tense assertion that those firms were representing the special committee as of the date of the disclosure," which was October 5, 2015. *Id.* In essence, TICC argues that because it used the word "is," rather than "was," its statement is an accurate representation that thereby is not violative of the securities laws.

TICC is correct that, as a matter of linguistics, its statement is accurate. However, it is mistaken in believing its mere accuracy is a complete shield to the securities laws, which are concerned not just with inaccurate disclosures, but also *misleading* ones. *See Wilson v. Merrill Lynch & Co., Inc.*, 671 F.3d 120, 130 (2d Cir. 2011) (quoting *SEC v. Gabelli*, 653 F.3d 49, 57 (2d Cir. 2011) ("'The law is well settled . . . that so-called 'half-truths' — literally true statements that create a materially misleading impressions — will support claims for securities fraud.'").

There can be no serious question that Mr. Portnoy was correct when he stated to the Court that TICC has "written this in a way to be affirmatively misleading to suggest to the shareholders that they have these well-known firms, well known in the M&A space, advising them[when i]n fact, at the crucial time here, those firms were not on the scene." Tr. 54. On that particular point, the quoted statement can reasonably be regarded as an effort to mislead stockholders. There would be no other reason to identify TICC's advisers, as of October 5, 2015, in a slide presentation discussing TICC's already completed "review undertaken to protect [shareholder] interests," and in *the same sentence* that describes that the Board "thoroughly considered the NexPoint" proposal. Under these circumstances, TICC's claims of "literal truth" ring hollow.

Similarly unpersuasive are TICC's arguments as to the materiality of this statement. Mr. DiPrima, a Wachtell attorney, argued that "we should be sort of flattered" by NexPoint's argument that the misrepresentation that TICC was represented by Wachtell, rather than unnamed independent

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counsel, constitutes a material misrepresentation actionable under the securities laws. Tr. 78. Mr. DiPrima's humility aside, one cannot deny that Wachtell and Morgan Stanley are prominent institutions that carry a significant weight and provide a legitimacy that a reasonable investor might rely on as support for the Board's decision-making. Moreover, as discussed, *supra*, TICC's materiality argument is undermined again by the fact that it felt compelled to make the representation to shareholders at all. *See* Doc. 1-18, at 11 (disclosing that the purpose of the elective disclosure is to provide shareholders "with the information needed to help [the shareholders] understand . . . the process undertaken by TICC to protect the interests of all shareholders"). NexPoint has met its burden of showing that this statement was likely a material misrepresentation.

2. Disclosures as to the Election of Directors (Second Cause of Action)

NexPoint argues that two of TICC's disclosures as to the election of directors were material misrepresentations in violation of the securities laws. *First*, it argues that TICC's failure to list NexPoint's proposed Board members in the proxy materials was a materially misleading omission. However, as discussed, *supra*, it would have been futile to include NexPoint's proposed board members in the proxy materials because there will be no election at which those proposed board members can be put up for a vote. *Second*, NexPoint argues that TICC made material false disclosures by describing the two proposals to be voted on at the shareholder meeting as "contingent," and that, in such contingent arrangements, Maryland law precludes shareholder board nominations. The discussion, *supra*, likewise forecloses this argument as the Court has already determined that the effect of section 16(b) of the ICA is to make the two proposals "contingent" on

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each other.[16]

NexPoint has failed to show a likelihood of success on the merits as to Count II.

V

Conclusion

The Court makes the following Order pursuant to Rule 65(d) of the Federal Rules of Civil Procedure:

1. For the foregoing reasons, Plaintiff's Motion for a Preliminary Injunction [Doc. 2] is GRANTED IN PART and DENIED IN PART.

2. The motion is GRANTED IN PART and DENIED IN PART with respect to the claims alleged in the First Cause of Action of the Complaint.

3. The motion is DENIED with respect to the claims alleged in the Second, Third, and Fourth Causes of Action of the Complaint.

4. Defendant TICC Capital Corp., its officers, agents, servants, employees, and attorneys, and other persons in active concert or participation with any or all of them, are ENJOINED from holding the special meeting of stockholders on the previously noticed date of October 27, 2015. They are FURTHER ENJOINED to file with the Securities Exchange Commission, on or before a date to be fixed by the Court in a subsequent Order, a corrective disclosure in the form of a proxy statement, addressed to all stockholders of record of said corporation.

5. The corrective proxy statement referred to in Paragraph 4 of this Order must recite that

[16] Given this holding, it is unnecessary for this Court to address the state law question of whether Maryland in fact precludes stockholder board nominations upon contingent votes. Given that, as discussed, *supra*, TICC did not, in fact, put up NexPoint's proposed Board members for a vote, any misrepresentation as to whether Maryland law prohibits NexPoint's candidates would be immaterial.

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it is being issued pursuant to an order of this Court, following a hearing in this action.

6. The contents of the corrective proxy statement referred to in Paragraph 4 of this Order must conform to and remedy the deficiencies identified in this Ruling. Without limiting the generality of that instruction, the corrective disclosures must at a minimum (a) approximate with as much precision as possible the estimated monetary benefit to be received by Defendants Cohen, Royce, and Rosenthal on the closing of the Transaction; (b) accurately describe TICC's interaction with NexPoint with respect to the Board's evaluation of NexPoint's proposal, specifically reciting that it did not "engage with" or negotiate with NexPoint, and referring stockholders to any previous such statements which it is being ordered to correct; and (c) accurately describe the entities involved in advising the Board in its evaluation of the NexPoint proposal, specifically reciting that it was *not* advised by Wachtell or Morgan Stanley during that evaluation process, and referring stockholders to any previous such statements which it is being ordered to correct. As to each correction, the corrective disclosure must identify the disclosure Defendants are being ordered to correct, and briefly advise stockholders of the reason Defendants are being ordered to correct it.

7. Defendants are directed to file a proposed corrective proxy statement with the Court, and serve a copy upon counsel for Plaintiff, on or before November 6, 2015.

8. On or before November 13, 2015, Plaintiff is directed to file and serve a statement expressing agreement with the proposed proxy statement referred to in Paragraph 7 of this Order, or in the alternative, stating specific objections and submitting a revised text of the proxy statement.

9. The Court will resolve any disputes that may emerge from these submissions, and enter a further Order which will specify (a) the date on which Defendant TICC Capital Corp. must file the finalized corrective proxy statement with the Securities and Exchange Commission and mail it to

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stockholders; and (b) the earliest date by which it will be permissible for Defendant to convene a special meeting of stockholders to consider the proposals which are the subject matter of this action.

All the foregoing is SO ORDERED.

Dated: New Haven, Connecticut
October 23, 2015

/s/Charles S. Haight, Jr.
CHARLES S. HAIGHT, JR.
Senior United States District Judge

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